Exhibit 12.6

2000

SCOTTISH POWER plc

RULES OF THE SCOTTISH POWER PLC

LONG TERM INCENTIVE PLAN

DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless the context otherwise requires:-

Associated Company means an associated company of the Company within the meaning that expression bears in Section 187(2) of the Income and Corporation Taxes Act 1988;

Award means a right to acquire shares granted under the Plan;

the Award Date in relation to an Award means the date on which the Award was made;

the Board means the board of directors of the Company or a committee appointed by such board of directors;

the Committee means the Remuneration Committee of the board of directors of the Company;

the Company means Scottish Power plc;

Grantor means the person who makes an Award under the Plan;

Participant means a person who holds an Award granted under the Plan;

Participating Company means the Company or any Subsidiary;

Performance Period means, in relation to each Award, the period over which the performance of the Company is measured for the purposes of the relevant conditions as found in Rule 4.3; and if there is more than one such period, then the period ending the latest unless otherwise specified by the Committee;

the Plan means the ScottishPower Long Term Incentive Plan as herein set out but subject to any alterations or additions made under Rule 8 below;

Subsidiary means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified extended or re-enacted.

MAKING OF AWARDS

2.1	Subject to sub-rules 2.2 and 2.4 below and to Rule 3 below, there may be granted to any employee of a Participating Company (including an employee who is also an executive director) an Award, being a right to acquire shares in the Company, upon the terms set out in the Plan and upon such other terms as the Committee may specify; and for this purpose a right to acquire includes a right to purchase and a right to subscribe.

2.2	An Award may only be granted under the Plan:-

(a)	within the period of 6 weeks beginning with the date on which the Company announces its annual or quarterly results, or at any other time when the circumstances are considered by the Committee to be sufficiently exceptional to justify the grant thereof; and

(b)	up to 23 July 2006.

2.3	The price, if any, at which shares may be acquired by the exercise of an Award granted under the Plan shall be determined by the Committee before the grant thereof, but in the case of an Award consisting of the right to subscribe for shares shall not be less than the nominal value of those shares.

2.4	No Award shall be granted under the Plan to a person within the two years immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment.

2.5	An Award granted under the Plan to any person:

(a)	shall not, except as provided in Rule 4.4 or 4.5 below, be capable of being transferred by him, and

(b)	shall lapse forthwith if he is adjudged bankrupt.

LIMITS

3.1	No person shall on any day be granted an Award over shares whose value, when added to the value of shares over which previous Awards (if any) have been granted to him in the same financial year of the Company, exceeds 75% of his basic salary on the day in question.

3.2	For the purposes of sub-rule 3.1 above, the value of a share the subject of an Award is its market value on the relevant Award Date, as reasonably determined by the Committee.

3.3	The number of shares which may be allocated under the Plan on any day shall not, when added to the aggregate of the number of shares which have been allocated in the previous 10 years under the Plan and any other executive share option scheme, exceed such number as represents 5 per cent of the ordinary share capital of the Company in issue immediately prior to that day.

3.4	The number of shares which may be allocated under the Plan on any day shall not, when added to the aggregate of the number of shares which have been allocated in the previous 3 years under the Plan and any other executive share option scheme operated by the Company and any Associated Company, exceed such number as represents 3 per cent of the ordinary share capital of the Company in issue immediately prior to that day.

3.5	The number of shares which may be allocated under the Plan on any day shall not, when added to the aggregate of the number of shares which have been allocated in the previous 5 years under the Plan and any other employees’ share scheme operated by the Company and any Associated Company, exceed such number as represents 5 per cent of the ordinary share capital of the Company in issue immediately prior to that day.

3.6	The number of shares which may be allocated under the Plan on any day shall not, when added to the aggregate of the number of shares which have been allocated in the previous 10 years under the Plan and any other employees’ share scheme operated by the Company and any Associated Company, exceed such number as represents 10 per cent of the ordinary share capital of the Company in issue immediately prior to that day.

3.7	In determining the limits in sub-rules 3.3 to 3.6 above, no account shall be taken of any shares:

(a)	where the right to acquire such shares was released or lapsed without being exercised;

(b)	which were allocated in the free or matching offers under the Scottish Power plc Trust Scheme as part of the arrangements for employees in the offer for sale of shares in the Company made on behalf of the Secretary of State for Scotland;

(c)	which were allocated under the Scottish Power plc Sharesave Scheme in respect of invitations issued at the time of the said offer for sale, save to the extent that more than 2 per cent of Scottish Power plc’s issued share capital upon admission of the shares in that company to the Official List of The Stock Exchange was so allocated under that scheme at that time.

3.8	References in this Rule to the allocation of shares shall mean (under the Plan or an employee share option scheme) the placing of unissued shares under option or, under an employees’ share scheme other than an option scheme or in relation to the issue of shares directly to a third party pending their delivery under an employees’ share scheme, the issue of shares.

3.9	For the purposes of this Rule 3, the Plan shall be taken to be an executive share option scheme.

EXERCISE OF AWARDS

4.1	The exercise of any Award granted under the Plan shall be effected in such form and manner as the Grantor may from time to time prescribe.

4.2	Subject to sub-rule 4.5(b) below and to sub-rules 5.1 and 5.3 below, an Award granted under the Plan may not be exercised before the third anniversary of the Award Date.

4.3	Subject to sub-rule 4.5(b) below and to Rule 5.4 below, an Award granted under the Plan may not be exercised if the relevant conditions are not satisfied (in which case it shall lapse); and in this sub-rule and Rules 5.4 and 8.3 below the relevant conditions are

(a)	Conditions 2 and 3 in Schedule 1 hereto; and

(b)	some other condition related to performance being Condition 1 in Schedule 1 hereto unless the Committee decides otherwise, in which case it shall specify some other term as mentioned in Rule 2.1 above (being a term which the Committee considers an appropriate measure of the performance of the Company and/or the Participant).

4.4	If any Participant dies before exercising an Award granted to him under the Plan, his Award shall be unaffected unless he dies whilst still a director or employee of a Participating Company, in which case sub-rule 4.5 below applies.

4.5	If any Participant ceases to be a director or employee of a Participating Company, the following provisions apply in relation to any Award granted to him under the Plan:-

(a)	if he so ceases by reason of death, injury, disability, retirement or redundancy (within the meaning of the Employment Protection (Consolidation) Act 1978), or by reason only that his office or employment is in a company which ceases to be a Participating Company, or relates to a business or part of a business which is transferred to a person who is not a Participating

Company, the Award shall continue to be exercisable to the same extent and at the same time or times as would otherwise have been the case, subject to Rule 6 below;

(b)	if he so ceases for any other reason, the Award may not be exercised at all unless the Committee shall so permit, in which event it may be exercised at the time or times and to the extent permitted by the Committee, subject to sub-rule 4.7 below and Rule 5 below.

4.6	A Participant shall not be treated for the purposes of sub-rule 4.5 above as ceasing to be a director or employee of a Participating Company until such time as he is no longer a director or employee of any of the Participating Companies, and a female Participant who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Protection (Consolidation) Act 1978 before exercising an Award under the Plan shall be treated for those purposes as not having ceased to be such a director or employee.

4.7	Notwithstanding any other provision of the Plan, an Award granted under the Plan may not be exercised after the expiration of the period of 7 years (or such other period not exceeding 10 years as the Committee may have determined before the grant thereof) beginning with the Award Date.

4.8	Subject to sub-rule 4.8A below, within 30 days after an Award under the Plan has been exercised by any person, the Grantor shall procure the allotment or transfer to him (or a nominee for him) of the number of shares in respect of which the Award has been exercised unless:-

(a)	the Grantor considers that the issue or transfer thereof would not be lawful in all relevant jurisdictions; or

(b)	in a case where a Participating Company is obliged to account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the Award, that or another Participating Company is unable to withhold the tax from his remuneration and has not received payment from him of a corresponding amount

4.8A	An Award may not be exercised if the Remuneration Committee considers that it would not be lawful in the relevant jurisdiction, and in a case where any company is obliged to account for any tax and/or any social security contributions recoverable from a Participant (together the Tax Liability) for which that Participant is liable by virtue of the exercise of the Award, the Grantor shall not be obliged to procure the delivery of the shares unless it or the Participant’s employing company has received on or prior to the delivery of the shares on the exercise of the Award payment from the Participant of an amount not less than the Tax Liability or unless that Participant has entered into arrangements acceptable to the Participant’s employing company to ensure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the employing company of an amount equal to the Tax Liability out of the proceeds of sale or otherwise).

4.9	All shares allotted under the Plan shall rank pari passu in all respects with the shares in the Company of the same class for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of the allotment.

4.10	If shares in the Company of the same class as those allotted under the Plan are listed in the London Stock Exchange Official List, the Company shall apply to the London Stock Exchange for any shares so allotted to be admitted to that List.

TAKEOVER, RECONSTRUCTION AND WINDING-UP

5.1	If any person obtains control of the Company (within the meaning of section 840 of the Income and Corporation Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, the Board shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules 4.3, 4.5 and 4.7 above and Rule 6 below, an Award granted under the Plan may be exercised within one month (or such longer period as the Committee may permit) of such notification.

5.2	For the purposes of sub-rule 5.1 above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

5.3(a)	Subject to sub-rule(3)(b) below, if any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies or if an order is made for the compulsory winding up of the Company, the Board shall forthwith notify every participant thereof and any Award granted under the Plan may, subject to sub-rules (3), (5) and (7) of Rule 4 above and Rule 6 below, be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Plan) lapse on the expiration thereof.

(b)	If the purpose and effect of the compromise or arrangement mentioned in rule 5(3)(a) is to create a new Holding Company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those in the Company, the Committee may resolve that any Award granted under the Plan (the Old Award) shall not become exercisable nor lapse in accordance with sub-rule 3(a) above but instead shall be converted into an Award to acquire shares in the new Holding Company (the New Award) which the Committee reasonably considers to be equivalent to the Old Award. The New Award shall continue to be exercisable in accordance with the rules of the Plan as they had effect immediately prior to the conversion but construed in accordance with sub-rule 3(d) below.

(c)	The New Award shall not be regarded for the purposes of sub-rule 3(b) above as equivalent to the Old Award unless the Committee is satisfied that the value of shares subject to the New Award is as far as possible equal to the value of the shares subject to the Old Award.

(d)	In relation to the New Award the provisions of the Plan shall be construed as if:

(i)	the New Award were an award granted under the Plan at the same time as the Old Award;

(ii)	references to the Company in rules 4-8 and 10 were references to the new Holding Company;

(iii)	references to the Board or the Committee in rules 4-8 and 10 were references to the board of directors of the new Holding Company or an appropriate committee of the board of directors of the new Holding Company;

(iv)	references to shares were references to shares in the new Holding Company; and

(v)	the relevant conditions which must be satisfied before the New Award may be exercised shall be those which apply to the Old Award (subject to such changes as are necessary to reflect the substitution of the new Holding Company for the Company).

(e)	As soon as reasonably practicable after any resolution by the Committee pursuant to sub-rule 3(b) above, the Committee shall give notice in writing thereof to any Participant affected thereby.

5.4	In relation to an Award which would but for Rule 4.3 above be exercisable by virtue of an event mentioned in sub-rule 5.1 or 5 .3~ above, the Committee may at its discretion, and acting fairly and reasonably, determine how far the relevant conditions have been satisfied based on performance to the time of the event if, at that time, the Committee cannot determine whether the relevant conditions are in fact satisfied.

PARTIAL EXERCISE

6.	Where an Award first becomes exercisable by virtue of an event specified in Rule 4.5(a) or Rule 5, it shall only be exercisable to the extent of x/36 of the number of shares which would otherwise have been the case, where x is the number of complete months (not exceeding 36) which have elapsed from the beginning of the Performance Period to the date of the event in question (provided that, if the Performance Period is other than 3 years, the Committee may specify a different fraction from x/36 so as to produce a result broadly consistent with the effect of the foregoing on a 3 year Performance Period).

VARIATION OF CAPITAL

7.1	In the event of any increase or variation of the share capital of the Company (whenever effected), the Committee may make such adjustments as it considers appropriate under sub-rule 7.2 below.

7.2	An adjustment made under this sub-rule shall be to one or more of the following:-

(a)	the number of shares in respect of which any Award granted under the Plan may be exercised;

(b)	the price (if any) at which shares may be acquired by the exercise of any such Award;

(c)	where any such Award has been exercised but no shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or transferred and the price (if any) at which they may be acquired.

7.3	An adjustment under sub-rule 7.2 above may have the effect of reducing the price at which shares may be acquired by the exercise of an Award to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the Award is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the same may be subscribed for and to apply such sum in paying up such amount on such shares; and so that on exercise of any Award in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

7.4	As soon as reasonably practicable after the making of any adjustment under sub-rule 7.2 above, the Board or Committee shall give notice in writing thereof to any Participant affected thereby.

ALTERATIONS

8.1	Subject to sub-rules 8.2 and 8.3 below, the Committee may at any time alter or add to all or any of the provisions of the Plan, or the terms of any Award granted under it, in any respect.

8.2	No alteration or addition to the advantage of Participants shall be made under sub-rule 8.1 above without the prior approval by ordinary resolution of the members of the Company in general meeting to any of the following rules, namely Rules 2.1, 2.3, 2.4, 2.5, 3, 4.2 to 4.9, 5, 6, 7 and 9, except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or for Participating Companies.

8.3	In any event, no alteration or addition to the relevant conditions attaching to an Award already granted may be made unless the Committee considers that circumstances have occurred by reason of which those conditions have ceased to be a fair measure of performance, in which case those conditions may be altered to take account of such circumstances.

8.4	As soon as reasonably practicable after the making of any alteration or addition under sub-rule 8.1 above, the Board or Committee shall give notice in writing thereof to any Participant affected thereby.

DIVIDENDS

9.	The Participant shall have no entitlement to dividends paid on shares the subject of the Award during three years following the Award Date. To the extent (if any) that the Participant exercises an Award (but not otherwise) he shall at the time of exercise become entitled to receive dividends (whether in the form of cash or scrip) paid on the shares in question by reference to a record date on or after the third anniversary of the Award Date.

MISCELLANEOUS

10.1	The rights and obligations of any individual under the terms of his office or employment with any Participating Company shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Award under the Plan as a result of such termination.

10.2	In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons.

10.3	The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire (either by purchase or, subject to Rule 3, by subscription) shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by section 153(4) of the Companies Act 1985.

10.4	In the event that shares are transferred to a Participant in pursuance of any Award granted under the Plan, the Participant shall, if so required by the person making the transfer, join that person in making a claim for relief under section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by him in effecting such transfer, if such relief is available.

10.5	Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Participating Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

SCHEDULE 1

1.	Each Award shall be divided into two halves, of which:

(a)	one half shall only be exercisable to the extent permitted by Condition 2 below; and

(b)	the other half shall only be exercisable to the extent permitted by Condition 3 below.

2.	In this Schedule, the Performance Period is the period of 3 years commencing with the Award Date; or, if the Award (but for this Schedule) would become exercisable on a date before the expiry of that period, the period from the Award Date to the date in question.

3.	In addition to any other condition applying to it, none of the Award may be exercised unless this Condition 1 is satisfied, namely that:

(a)	The Committee is satisfied that there has been sustained underlying financial performance of the Company over the period from the financial year prior to the Award Date to the third financial year following; and

(b)	(i	)	1 x (100 + (GSPG1 x 0.8 plus OSPG1 x 0.2)%)
x (100 + (GSPG2 x 0.8 plus OSPG2 x 0.2)%)
x (100 + (OSPG3 x 0,8 plus OSPG3 x 0.2)%)
must equal at least 1.157, calculated as follows

	(ii	)	Take the total number of Guaranteed Standards Payments made by the Company and Manweb plc together, according to the Report on Customer Services published by the Office of Electricity Regulation (OFFER), during the period covered by whichever edition of that report was published during (a) the financial year of the Company prior to the Award Date (that number being GS 1) and (b) each of the three financial years following (those numbers being GS2, 053 and (1S4 respectively)

	(iii	)	Compute and GS1-GS2 GS2-GS3 and GS3-GS4
GS1 GS2 GS3

	(iv	)	Express each as a percentage, being known respectively as GSPG1, GSPG2 and GSPG3.

	(v	)	Take the average of the Achieved Percentages achieved by the Company and Manweb plc against each of the Overall Standards set by OFFER, according to the Report on Customer Services published by OFFER, during the period covered by whichever edition of that report was published during (a) the financial year of the Company prior to the Award Date (that number being 051 in the case of each Overall Standard) and (b) each of the three financial years following (those numbers being 0S2, 0S3 and 054 respectively in the case of each Overall Standard)

(vi	)	Compute OS2-OS1 OS3-OS2 and OS4-OS3
OS1 OS2 OS3

for each Overall Standard

(vii	)	Express each as a percentage; provided that where the later Achieved Percentage in any case is 100, that percentage shall be deemed to be not less than 5%

(viii	)	Take all the percentages found by computing OS2-OSL
OS1

for the various Overall Standards, and average them (the result being known as OSPGL)

(ix	)	Take all the percentages found by computing OS3-OS2
OS2

for the various Overall Standards, and average them (the result being known as OSPG2).

(x	)	Take all the percentages found by computing OS4-OS3
OS3

for the various Overall Standards, and average them (the result being known as OSPG3).

4(a)	In addition to any other condition applying to it, one half of the Award may only be exercised to the extent that Condition 2 (contained in this paragraph 4) is satisfied.

(b)	The Committee shall calculate:

TSR2

TSR1

for the Company and all companies who were constituent companies of the FT-SE 100 Index on the Award Date, excluding those which are not constituent companies at the end of the Performance Period, where, for each such company:

TSR1 is its average total shareholder return over each weekday during the three months ending on the day before the Award Date; and

TSR2 is its average total shareholder return over each weekday during the last three months of the Performance Period (or during the whole Performance Period, if less than three months),

(c)	On any given day the total shareholder return of a company is the Return Index for that company as calculated by Datastream in its index of total shareholder return.

(d)	The Committee shall rank all such companies by the resulting figures (the company with the highest figure having the highest ranking), and divide the companies into deciles accordingly.

(e)	The half of the Award which is subject to this Condition 2 shall only vest as to a percentage of the total number of shares the subject of that half, depending on the decile in which the Company is ranked, as follows:

Decile in which Company is ranked	% exercisable
1st	100
2nd	90
3rd	80
4th	60
5th	40
6th or below	Nil

(f)	For the avoidance of doubt, where the number of companies being ranked does not divide by ten, so that each decile includes a fraction of a company, the deciles shall nevertheless be calculated accordingly. By way of example, therefore, if there were 98 companies, the top decile would consist of 9.8 companies, so that in order to finish within it, the Company must be ranked 9th (not 10th).

5(a)	In addition to any other condition applying to it, the other half of the Award may only be exercised to the extent that Condition 3 (contained in this paragraph 5) is satisfied.

(b)	Condition 3 is identical to Condition 2 expressed in paragraph 4(b) to (f) above, except:

(i)	delete the reference to constituent companies of the FT-SE100 Index and substitute constituent companies of the Electricity and Water sectors as classified by the FT-SE Actuaries All Share Index; and

(ii)	substitute this Condition 3 for this Condition 2.

6.	The Committee may make such adjustments to the method of calculating the Company’s total shareholder return or any other feature of the terms of this Schedule as it considers appropriate to take account of:-

(a)	any increase or variation of the share capital of the Company;

(b)	any change to the manner of calculating total shareholder return;

(c)	any material change in corporate taxation;

(d)	any change in the OFFER customer service standards; or

(e)	any other factors considered by the Committee to be relevant.

SCHEDULE 2

1.	Where the instrument granting the Award so specifies, the condition related to performance referred to in Rule 4(3)(b) shall, in relation to that Award, be the following in substitution for Condition 1 in Schedule 1, namely that none of the Award may be exercised unless:

(a)	The Committee is satisfied that there has been sustained underlying financial performance of the Company over the period from the financial year prior to the Award Date to the third financial year following

and

(b)	(i	)	1 x (100 + (GSPG1 x 0.7 plus OSPG1 x 0.1 plus OFWATGI x 0.2)%)
x (100 + (GSPG2 x 0.7 plus OSPG2 x 0.1 plus OFWATG2 x 0.2)%)
x (100 + (GSPG3 x 0,7 plus OSPG3 x 0.1 plus OFWATG3 x 0.2)%)

equals at least 1.157, calculated as in (c) to (e) below.

(c)	(i	)	Take the total number of Guaranteed Standards Payments made by the Company and Manweb plc together, according to the Report on Customer Services published by the Office of Electricity Regulation (OFFER), during the period covered by whichever edition of that report was published during (a) the financial year of the Company prior to the Award Date (that number being 051) and (b) each of the three financial years following (those numbers being GS2, GS3 and GS4 respectively)

	(ii	)	Compute and GS1-6S2 GS2-GS3 and GS3-GS4
GS1 GS2 GS3

	(iii	)	Express each as a percentage, being known respectively as GSPGI, GSPG2 and GSPG3.

(d)	(i	)	Take the average of the Achieved Percentages achieved by the Company and Manweb plc against each of the Overall Standards set by OFFER, according to the Report on Customer Services published by OFFER, during the period covered by whichever edition of that report was published during (a) the financial year of the Company prior to the Award Date (that number being Os i in the case of each Overall Standard) and (b) each of the three financial years following (those numbers being 0S2, 0S3 and 0S4 respectively in the case of each Overall Standard)

	(ii	)	Compute and OS2-OS1 OS3-OS2 and OS4-OS3

OS1 OS2 OS3

for each Overall Standard

	(iii	)	Express each as a percentage; provided that where the later Achieved Percentage in any case is 100, that percentage shall be deemed to be not less than 5%

	(iv	)	Take all the percentages found by computing OS2-OS1

0S1
for the various Overall Standards, and average them (the result being known as OSPG1)

	(v	)	Take all the percentages found by computing OS3-OS2

OS2

for the various Overall Standards, and average them (the result being known as OSPG2).

	(vi	)	Take all the percentages found by computing OS4-OS3

OS3
for the various Overall Standards, and average them (the result being known as OSPG3).

(e)	(i	)	Take the percentage of billing contracts dealt with by Southern Water in ten working days or less, according to the Report on Levels of Service for the Water Industry in England and Wales published by OFWAT (the OFWAT Report), during the period covered by whichever edition of that report was published during (a) the financial year of the Company prior to the Award Date (that percentage being DG 6.1) and (b) each of the three financial years following (those percentages being DG 6.2, DG 6.3 and DG 6.4 respectively).

	(ii	)	Compute DG6.2-DG6.1 DG6.3-DG6.2 and DG6.4-DG6.3

DG 6.1 DG6.2 DG6.3

(iii)

Express each as a percentage, being known respectively as DG 6G1, DG 6G2 and DG 6G3 (provided that where the later of the two percentages being compared in any case is 100, the percentage found by the relevant computation in (ii) above shall be deemed to be not less than 5%).

(iv)

Take the percentage of written complaints dealt with by Southern Water in ten working days or less, according to the OFWAT Report, during the period covered by whichever edition of that report was published during (a) the financial year of the Company prior to the Award Date (that percentage being DG 7.1) and (b) each of the three financial years following (those percentages being DG 7.2, DG 7.3 and DG 7.4 respectively).

(v)	Compute DG7.2-DG7.1 DG7.3-DG7.2 and DG7.4-DG7.3

DG 7.1 DG7.2 DG7.3

(vi)

Express each as a percentage, being known respectively as DG 7G1, DG 7G2 and DG 7G3 (provided that where the later of the two percentages being compared in any case is 100, the percentage found by the relevant computation in (ii) above shall be deemed to be not less than 5%).

(vii)

Take the number of Southern Water customers with metered accounts receiving at least one bill during the year based on (a) a company and (b) a customer meter reading and compute the aggregate of (a) and (b) as a percentage of the total number of Southern Water metered accounts less those excluded from OFWAT indicator DG 8, during the period covered by whichever edition of that report was published during (a) the financial year of the Company prior to the Award Date (that percentage being DG 8.1) and (b) each of the three financial years following (those percentages being DG 8.2, DG 8.3 and DG 8.4 respectively); provided that, as the OFWAT Report does not include any such percentage for the period 1 April 1995 to 31 March 1996, the OFWAT Report for that period shall be deemed to have reported a percentage of 99.15%.

(viii)	Compute DG8.2-DG8.1 DG8.3-DG8.2 and DG8.4-DG8.3

DG 8.1 DGS.2 DG8.3

(ix)

Express each as a percentage, being known respectively as DG 8G1, DG 8G2 and DG 8G3 (provided that where the later of the two percentages being compared in any case is 100, the percentage found by the relevant computation in (ii) above shall be deemed to be not less than 5%).

(x)

Take the number of telephone calls answered by Southern Water within 15 seconds as a percentage of the total calls received on customer contact lines, in each case according to the OFWAT Report (subject to the proviso below), during the period covered by whichever edition of that report was published during (a) the financial year of the Company prior to the Award Date (that percentage being DG 9.1) and (b) each of the three financial years following (those percentages being DG 9.2, DG 9.3 and DG 9.4 respectively); provided that, as the OFWAT

Report does not include any such percentage for the period 1 April 1995 to 31 March 1996, the OFWAT Report for that period shall be deemed to have reported a percentage of 81.01%.

(xi)	Compute DG9.2-DG9.1 DG9.3-D09.2 and DG9.4-DG9.3
DG9.1 DG9.2 DG9.3

(xii)

Express each as a percentage, being known respectively as DO 901, DO 9G2 and DO 903 (provided that where the later of the two percentages being compared in any case is 100, the percentage found by the relevant computation in (ii) above shall be deemed to be not less than 5%).

(xiii)	Average DG 6G1, DG 7G1, DG 8G1 and DG 9G1 to find OFWATO 1.

(xiv)	Average DG 6G2, DG 7G2, DG 8G2 and DG 9G2 to find OFWATO2.

(xiii)	Average DG 6G3, DG 7G3, DG 8G3 and DG 9G3 to find OFWATG3.

2.	The Committee may make such adjustments to the method of calculating any feature of the terms of this Schedule as it considers appropriate to take account of:-

(a)	any increase or variation of the share capital of the Company;

(b)	any material change in corporation taxation;

(c)	any change in the OFFER or OFWAT customer service standards, or

(d)	any other factors considered by the Committee to be relevant.

SCHEDULE 3

1.	Where the instrument granting the Award so specifies, the condition related to performance referred to in Rule 4(3Xb) shall, in relation to that Award, be the following in substitution for Condition 1 in Schedule 1 (as amended on 16 May 1997 by Schedule 2), namely that none of the Award may be exercised unless:

(a)	the Committee is satisfied that there has been sustained underlying financial performance of the Company over the period from the financial year prior to the Award Date to the third financial year following;

and

(b)	the Committee is satisfied that there has been a sustained underlying performance of the Company in respect of overall customer service delivery over the period from the financial year prior to the Award Date to the third financial year following.

2.	The Committee may make such adjustments to any terms of this Schedule 3 as it considers appropriate to take account of:

(a)	any change in the OFFER or OFWAT customer service standards; or (b) any other factors considered by the Committee to be relevant.

SCHEDULE 4

1.	Where the instrument granting the Award so specifies, the condition related to performance referred to in Rule 4(3)(b) shall, in relation to that Award, be Conditions 1,2 and 3 detailed below.

A	CONDITION 1

None of the Award may be exercised unless this Condition 1 is satisfied, namely that:

(a)	the Committee is satisfied that there has been sustained underlying financial performance of the Company over the period from the financial year prior to the Award Date to the third financial year following;

and

(b)	the Committee is satisfied that there has been a sustained underlying performance of the Company in respect of overall customer service delivery over the period from the financial year prior to the Award Date to the third financial year following.

B	CONDITIONS 2 AND 3

In this Schedule 4:

(a)	the “Performance Period” is the period of 3 years commencing on the first day of the Financial Year in which the Award Date falls;

(b)	“Financial Year” means an accounting reference period as determined in accordance with section 224 of the Companies Act 1985 (as amended);

(c)	“Comparator Companies” means:

[                                 ]

2.	In addition to any other condition applying to it, the Award may only be exercised to the extent that Condition 2 (contained in this paragraph 2 is satisfied.

(a)	The Committee shall calculate:

TSR2

TSR1

for the Company and the Comparator Companies where for each such company:

TSR1 is its average total shareholder return over each weekday during the three months ending on the day before the start of the Performance Period; and

TSR2 is its average total shareholder return over each weekday during the three months ending on the last day of the Performance Period (or during the whole Performance Period, if less than three months);

(b)	on any given day the total shareholder return of a company is the “Return Index” for that company as calculated by Datastream in its index of total shareholder return;

(c)	the award shall only vest as to a percentage of the total number of shares the subject of that Award depending on the Company’s ranking as follows:

Company ranking	% exercisable
Upper Quartile and above	100

Median	40

Below Median	0

(d)	an award shall be exercisable on a straight line basis where the Company’s ranking is between the Median and Upper Quartile placings mentioned in the left hand column above.

3.	The Committee may make such adjustments to the method of calculating the Company’s total shareholder return or any other feature of the terms of this Schedule as it considers appropriate to take account of:

(a)	any increase or variation of the share capital of the Company;

(b)	any change to the manner of calculating total shareholder return;

(c)	any material change in corporate taxation;

(d)	any change in the OFGEM or OFWAT customer service standards; or

(e)	any other factors considered by the Committee to be relevant.

ATTACHMENT 1V

LONG TERM INCENTIVE PLAN

Appendix 1

Rules for United States Part of the

Scottish Power PLC Long Term Incentive Plan

1.	Application. This Appendix 1 governs any Award under the Scottish Power plc Long Term Incentive Plan (the “Plan”) to any Participant whose home country with respect to employment by a Participating Company is the United States of America. With respect to such Participants, the rules of the Plan shall apply subject to the modifications contained in the following paragraphs.

2.	Committee. For purposes of this Appendix 1, “Committee” means the Remuneration Committee or other duly authorized committee or subcommittee of the board of directors of the Company that is comprised solely of two or more independent non-executive directors who qualify as “outside directors” within the meaning of section 162(m) of the Code and regulations thereunder.

3.	Awards Under Plan. Unless otherwise specified by the Committee with respect to a particular Award, Awards made under this Appendix I shall, if the conditions to vesting are satisfied, be delivered in the form of American Depositary Shares (“ADSs”) represented by American Depositary Receipts (“ADRs”). The number of ADRs to be delivered shall equal the number of ordinary shares in the Award as to which the Committee has determined the relevant conditions have been satisfied, divided by four (4). In the event that any of the Shares comprised in such ADS are issued by the Company in connection with this Plan, such Shares shall be included in the limits set out in rule 3 of the Plan.

4.	CHOICE OF LAW. THE PLAN, INCLUDING THIS APPENDIX 1, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND.